SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 11, 2004

Trinity3 Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26651 (Commission File Number)	65-0884085 (I.R.S. Employer Identification No.)

1920 Main Street, Suite 980 Irvine, California 92614 (Address of principal executive offices) (zip code)

(949) 910-2383 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets

On February 11, 2004, Trinity3 Corporation (the "Company") completed the acquisition of all of the issued and outstanding stock of Skyline Orthopedics, Inc., a California corporation ("Skyline"), and its wholly-owned subsidiary, Core Management Systems, Inc., a California corporation ("Core"), making Skyline a wholly-owned subsidiary of the Company. Skyline and Core, located in Newport Beach, California, are engaged in the marketing and distribution of durable medical equipment and billing systems to hospital networks, physician groups, and healthcare insurance providers throughout California and Nevada. The Company intends to continue and expand their existing business.

As consideration for the purchase, the Company paid to Skyline’s sole shareholder, Chris McDonald, $250,000 in cash at the closing, issued a promissory note in the principal amount of $250,000, issued 450,000 shares of Company common stock, and entered into a consulting agreement with the shareholder for a period of up to 12 months. The Skyline shareholder is an unrelated party to the Company and its affiliates, and the purchase price was determined by arms-length negotiations.

The cash portion of the purchase price was paid by the Company using funds raised in a private placement of debentures and warrants. The Company issued $250,000 in 10% convertible debentures, plus warrants to acquire 200,000 shares of Company common stock at $0.01 per share, in exchange for $250,000. The debenture is due March 1, 2005, and is convertible at the option of the holder into Company common stock at $2.00 per share.

Item 7.  Financial Statements

The Company has not included pro forma financial statements for Skyline and Core with this filing, but will file an amended 8-K with those financial statements on or before April 26, 2004, as required.

EXHIBITS

Item No.	Description

2.1	Reorganization and Stock Purchase Agreement dated February 4, 2004

2.2	Extension Agreement dated February 10, 2004

2.3	Promissory Note dated February 11, 2004

2.4	Guaranty dated February 11, 2004

2.5	Security Agreement dated February 11, 2004

2.6	Consulting Agreement dated February 11, 2004

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4.1	Securities Purchase Agreement and Investor Questionnaire dated February 9, 2004

4.2	10% Convertible Debenture dated February 9, 2004

4.3	Security Agreement dated February 9, 2004

4.4	Warrant Agreement dated February 9, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2004	Trinity3 Corporation,
a Delaware corporation
/s/ Steven D. Hargreaves

By: Steven D. Hargreaves
Its: President and Chief Financial Officer

/s/ Shannon T. Squyres
By: Shannon T. Squyres
Its: Chief Executive Officer and
Secretary

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